Exhibit 5.1

[Letterhead of Dechert LLP]

August , 2005

Worldspan, L.P.
300 Galleria Parkway, N.W.
Atlanta, GA 30339-3196

Re:	Form S-4 Registration Statement Registration No. 333-124508

Gentlemen and Ladies:

        We have acted as special counsel to Worldspan, L.P., a Delaware limited partnership, and WS Financing Corp., a Delaware corporation (together, the "Issuers"), and the subsidiaries listed on Exhibit A hereto (each a "Delaware Guarantor" and collectively the "Delaware Guarantors") in connection with the preparation and filing by the Issuers, the Delaware Guarantors and the other domestic subsidiaries of the Issuers (the "Other Guarantors," and the Other Guarantors together with the Delaware Guarantors, the "Guarantors") of a Registration Statement on Form S-4 (Registration No. 333-124508) (the "Registration Statement") originally filed on April 29, 2005 with the Securities and Exchange Commission for the purpose of registering the issuance of up to an aggregate principal amount of $300,000,000 of the Issuers' Senior Second Lien Secured Floating Rate Notes due 2011 (the "Exchange Notes") and the Guarantors' guarantees thereof (the "Exchange Guarantees") under the Securities Act of 1933, as amended (the "Securities Act"). The Exchange Notes and the Exchange Guarantees are to be issued in exchange for an equal aggregate principal amount of the Issuers' outstanding Senior Second Lien Secured Floating Rate Notes due 2011 (the "Existing Notes") and the Guarantors' guarantees thereof pursuant to the Registration Rights Agreement (the "Registration Rights Agreement"), dated February 11, 2005, among the Issuers, the Guarantors, J.P. Morgan Securities Inc., UBS Securities, LLC, Lehman Brothers Inc., Deutsche Bank Securities Inc. and Goldman Sachs & Co., as representatives of the several initial purchasers, which is filed as Exhibit 4.7 to the Registration Statement. The Exchange Notes are to be issued pursuant to the terms of the Indenture (the "Indenture"), dated February 11, 2005, by and among the Issuers, the Guarantors and The Bank of New York Trust Company, N.A., as trustee (the "Trustee"), which is filed as Exhibit 4.5 to the Registration Statement. The Indenture provides that it is governed by the internal law of the State of New York. In addition, the Indenture is to be qualified under the Trust Indenture Act of 1939, as amended (the "TIA").

        In connection with the foregoing, we have reviewed such records, documents, agreements and certificates, and examined such questions of law, as we have considered necessary or appropriate for the purpose of this opinion. In making our examination of records, documents, agreements and certificates, we have assumed the authenticity of the same, the correctness of the information contained therein, the genuineness of all signatures, the authority of all persons entering and maintaining records or executing documents, agreements and certificates (other than persons executing documents, agreements and certificates on behalf of the Issuers and the Delaware Guarantors), and the conformity to authentic originals of all items submitted to us as copies (whether certified, conformed, photostatic or by other electronic means) of records, documents, agreements or certificates. In rendering our opinions, we have relied as to factual matters upon certificates of public officials and certificates and representations of officers of the Issuers and the Guarantors.

        We have relied upon a certificate delivered by the Trustee at the time of the execution of the Indenture certifying that the Indenture has been duly authorized, executed and delivered by the Trustee and we have assumed that the Indenture constitutes a legal, valid and binding agreement of the Trustee. In addition, we have assumed that there will be no changes in applicable law between the date of this opinion and the date of issuance and delivery of the Exchange Notes and the Exchange Guarantees.

        Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, and having regard for such legal considerations as we deem relevant, we are of the opinion that:

        1.     The Exchange Notes have been duly authorized by the Issuers and, when (a) the Registration Statement has been declared effective, (b) the Indenture has been duly qualified under the TIA, (c) the Exchange Notes have been duly executed by the Issuers and (d) the Exchange Notes have been duly authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered in exchange for the Existing Notes in accordance with the Registration Rights Agreement and the terms set forth in the prospectus which is included in the Registration Statement, will constitute valid and legally binding obligations of the Issuers, as an issuer, enforceable against the Issuers in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other similar laws affecting creditors' rights generally or debtors' obligations generally, general principles of equity (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

        2.     The Exchange Guarantees have been duly authorized by each respective Delaware Guarantor, and when (a) the Registration Statement has been declared effective, (b) the Indenture has been duly qualified under the TIA, (c) the Exchange Notes have been duly executed by the Issuers, (d) the Exchange Notes have been duly authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered in exchange for the Existing Notes in accordance with the Registration Rights Agreement and the terms set forth in the prospectus which is included in the Registration Statement and (e) the Exchange Guarantees have been duly executed by the Guarantors, will constitute valid and legally binding obligations of the applicable Delaware Guarantor party thereto enforceable against such Delaware Guarantor in accordance with the terms of the applicable Exchange Guarantee, subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other similar laws affecting creditors' rights generally or debtors' obligations generally, general principles of equity (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

        The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, the Revised Uniform Limited Partnership Act of the State of Delaware, the Limited Liability Company Act of the State of Delaware and the laws of the United States and the State of New York, and we express no opinion concerning the laws of any other jurisdiction.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus contained therein, under the caption "Legal Matters." In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

Exhibit A

Name	State of Formation
Worldspan Digital Holdings, LLC	Delaware
Worldspan iJet Holdings, LLC	Delaware
Worldspan StoreMaker Holdings, LLC	Delaware
Worldspan Viator Holdings, LLC	Delaware